                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-66050

                            LAM RESEARCH CORPORATION

              SUPPLEMENT NO. 2 TO PROSPECTUS DATED AUGUST 10, 2001

      This supplement (the "Supplement") amends certain information contained in our prospectus, dated August 10, 2001, registering for resale our 4% Convertible Subordinated Notes due June 1, 2006 and the common stock issuable upon conversion of the notes. This supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

      The table under the caption "Selling Securityholders" on page 35 of the prospectus is hereby amended by: (i) adding to the table the securityholders identified below on Schedule 1, and (ii) amending and restating the security holdings of those securityholders identified below on Schedule 2. In addition, the selling securityholders identified below and in the prospectus may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information about their holdings in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

SCHEDULE 1

                                            PRINCIPAL AMOUNT
                                             AT MATURITY OF                  CONVERSION    COMMON     PERCENTAGE OF
                                           NOTES BENEFICIALLY   PERCENTAGE  SHARES THAT  STOCK OWNED     COMMON
                                             OWNED THAT MAY     OF  NOTES     MAY BE      AFTER THE       STOCK
                 NAME                          BE OFFERED      OUTSTANDING    OFFERED     OFFERING     OUTSTANDING
                 ----                          ----------      -----------    -------     --------     -----------
Arkansas Teachers Retirement System .....       1,129,000           *          25,127        --            --
Baptist Health of South Florida .........         149,000           *           3,316        --            --
Engineers Joint Pension Fund ............         146,000           *           3,249        --            --
Enterprise Convertible Securities Fund ..          49,000           *           1,090        --            --
Lumberman's .............................         153,000           *           3,405        --            --
Motion Picture Industry .................         169,000           *           3,761        --            --
Nicholas Applegate Convertible Fund .....         467,000           *          10,393        --            --
Physicians Life .........................          57,000           *           1,268        --            --
Ram Trading, Ltd ........................       2,500,000           *          55,642        --            --
San Diego City Retirement ...............         280,000           *           6,231        --            --
San Diego County Convertible ............         565,000           *          12,575        --            --
Screen Actors Guild .....................         155,000           *           3,449        --            --
Wake Forest University ..................         223,000           *           4,963        --            --
Writers Guild - Industry Health Fund ....          92,000           *           2,047        --            --
Wyoming State Treasurer .................         308,000           *           6,855        --            --


*     Less than 1.0%

SCHEDULE 2

                                            PRINCIPAL AMOUNT
                                             AT MATURITY OF                  CONVERSION    COMMON     PERCENTAGE OF
                                           NOTES BENEFICIALLY   PERCENTAGE  SHARES THAT  STOCK OWNED     COMMON
                                             OWNED THAT MAY     OF  NOTES     MAY BE      AFTER THE       STOCK
                 NAME                          BE OFFERED      OUTSTANDING    OFFERED     OFFERING     OUTSTANDING
                 ----                          ----------      -----------    -------     --------     -----------
BTES Convertible ........................       2,000,000           *          44,513        --            --
BTPO Growth Vs Value ....................       5,000,000         1.67%       111,284        --            --
HFR Convertible Arbitrage Fund ..........         320,000           *           7,122        --            --
KBC Financial Products USA ..............      10,000,000         3.33%       222,568        --            --

*     Less than 1.0%

      Information concerning the selling securityholders is based upon information provided to us by the securityholders. This information may change from time to time and any changed information of which we are apprised will be set forth in future prospectus supplements if and when necessary. In addition, the per share conversion price and therefore the number of shares of common stock issuable upon conversion or redemption of the notes, are subject to adjustment. See "Description of the Notes" on page 17 of the prospectus. As a result, the aggregate principal amount of notes and the number of shares of common stock issuable upon conversion or redemption may increase or decrease.

                The date of this Supplement is November 9, 2001